CareView Communications, Inc. 10-K
Exhibit 10.99

Sales Consulting Agreement

    This Sales Consulting Agreement (the “Agreement”) is made and entered into as of the ___ day of January 2012 (“Effective Date”) by and between CareView Communications, Inc., a Nevada corporation (“CareView”), Foundation Medical, LLC, a South Carolina limited liability CareView (“Foundation”) and Donald Shirley (“Shirley”) (Foundation together with Shirley collectively the “Consultant”).

RECITALS

    WHEREAS, CareView’s principal business is the license to hospitals of The CareView System™ that provides real-time bedside and point-of-care video monitoring and recording of patients; and.

   WHEREAS, Shirley is the managing member and owner of Foundation; and

    WHEREAS, CareView and Foundation entered into a certain Distribution Agreement dated January 9, 2010 (the “Distribution Agreement”) that the parties wish to terminate and replace with this Agreement; and

    WHEREAS, Consultant has extensive knowledge, understanding and experience in marketing of equipment, processes and System that are used in hospital; and

    WHEREAS, CareView wishes to employ Consultant as an independent contractor, and not as an employee, on the terms and conditions set forth herein, to consult with CareView and to market or license The CareView System™, services and products as described in Schedule A to this Agreement (the “System”); and

    WHEREAS, Consultant is willing to provide consulting services to CareView and to market or license the System to hospitals, on behalf of CareView, in return for fees, commissions and other compensation listed in this Agreement, on the terms and conditions set forth in this Agreement.

    NOW, THEREFORE, for and in consideration of the mutual promises and covenants set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

       1. Cancellation of Distribution Agreement. The Distribution Agreement is hereby terminated, cancelled and of no further force or effect, as of the Effective Date. Foundation and Shirley acknowledge and agree that neither Foundation nor Shirley were or are owed any commission or compensation of any kind under or pursuant to the Distribution Agreement. In consideration of Foundation and Shirley’s agreement and consent to cancel the Distribution Agreement and said acknowledgement and agreement, in addition to any other consideration or compensation that may be earned by and paid to Consultant under and pursuant to this Agreement, upon execution hereof, CareView shall issue and deliver to Consultant 50,000 “restricted” shares of common stock of CareView upon the execution of this agreement and 50,000 on the first anniversary of the Effective Date. Consultant agrees that its acquisition of such shares is for investment purposes only and not for further distribution thereof and that any future sale or transfer of the shares will only be made in compliance with all applicable securities laws, rules and regulations.

       2. Advice and Counsel. Consultant will provide advice and counsel regarding CareView’s sales to existing hospitals to attain greater bed count and a deeper penetration of CareView’s various products. Consultant will assist in creating training programs for CareView Hospital Account Representatives, specifically designed for increased bed and product penetration in existing hospitals. Consultant’s consulting services shall be with respect to specific hospitals designated in writing by CareView (a “Designated Hospital” or “Designated Hospitals”), as follows:

A.	Evaluation of existing CareView sites to determine if additional beds are available for installation.
B.	Evaluation of existing CareView sites to determine if additional CareView products are available for sale.
C.	Providing written action plan templates to Hospital Account Representatives .for the identification of both bed and product penetration opportunities.
D.	Attend sales meetings at existing CareView hospitals with the purpose of increasing bed count and/or product penetration. .
E.	Development and documentation of best practice procedures for increasing revenues from existing customers.
F.	Provide monthly reporting of all existing hospital growth in those Designated Hospitals.

Attached hereto as Schedule B is a list of the initial Designated Hospitals. CareView, in its sole discretion, may, at any time or from time to time, add to Schedule B a specific hospital as a Designated Hospital or delete from Schedule B a specific hospital as a Designated Hospital.

       3. Consulting Compensation. In consideration of Consultant entering into this Agreement and for the consulting services to be rendered hereunder, CareView shall pay to Consultant, during the term of this Agreement, a monthly consultant fee equal to the greater of (i) $10,000 or (ii) the sum of $250 per month, per Designated Hospital. The first consultant fee under this Agreement shall be due and payable on March 20, 2012 (for the initial period of this Agreement, the Effective Date through February 29, 2012) and thereafter on the 20th day of each month for the preceding calendar month.

       4. License of CareView System. CareView grants Consultant the right to license the System on behalf of CareView to those hospitals designated in writing by CareView as a target hospital (a “Target Hospital” or “Target Hospitals”). Attached hereto as Schedule C is a list of the initial Target Hospitals. CareView, in its sole discretion, may, at any time or from time to time, add to Schedule C a specific hospital as a Target Hospital or delete from Schedule C a specific hospital as a Target Hospital. CareView also grants Consultant the right to up-sell or license System products and components to Designated Hospitals. Consultant agrees and acknowledges that it may not and shall not attempt to sell or license the System to any hospital that is not either a Designated Hospital or a Target Hospital. The Consultant shall use its best efforts to license the System to Target Hospitals and up-sell System components and products to Designated Hospitals in accordance with the System prices, practices and procedures established by CareView. At Care View’s request, the Consultant shall attend sales meetings at the CareView home office in Lewisville Texas and furnish CareView monthly with reasonably detailed written reports on its efforts to license the System. Consultant acknowledges and agrees that CareView has sole authority to establish the prices to be charged Target Hospitals and Designated Hospitals for its installed System and that all contracts for license and installation of its System must be approved in writing and executed by CareView in its sole and absolute discretion. Consultant acknowledges and agrees that CareView may, at any time and from time to time, in its sole and absolute discretion, change the price or prices charged to hospitals for its System and System products and components.

       5. Commissions. Consultant shall receive a commission on System licensed to and installed at Target Hospitals and System products and components up-sold and installed at Designated Hospitals, subject to the conditions and as provided in Schedule D attached hereto.

       6. Expenses. Out of pocket expenses incurred by Consultant are to be authorized by CareView in advance in writing and shall be reimbursed by CareView to Consultant.

       7. Term. This Agreement shall commence on the Effective Date of this Agreement and shall continue for a term of two years. This Agreement may also be terminated immediately by either party for breach of this Agreement by the other party.

       8. Remedies. Upon termination of this Agreement for any reason, Consultant shall deliver to CareView all documents in its possession or control concerning CareView, as CareView may request. If this Agreement is terminated by reasons of the breach of any provision hereof, the non-breaching party may pursue any and all remedies at law or in equity.

       9.  Compliance. In performing services hereunder, Consultant shall comply with all applicable laws and regulations, including but not limited to those regarding classified or export controlled information, and all written policies and procedures of CareView. Consultant represents and warrants that he is a citizen of the United States of America or legally authorized to work in the United States.

       10.  Independent Contractor. Consultant shall be an independent contractor and not an employee of CareView. Consultant shall be solely responsible for paying any and all federal, state and local taxes, social security payments and any other taxes or payments which may be due incident to payments made by CareView for services rendered under this Agreement.

       11.  Confidential Information. Consultant shall hold all Confidential Information (as defined below) in strict confidence and not disclose any Confidential Information except as expressly provided herein and shall not use any Confidential Information for its own benefit or otherwise against the best interests of CareView or any of its affiliates during the term of this Agreement or thereafter. If Consultant shall be required by subpoena or similar government order or other legal process (“Legal Process”) to disclose any Confidential Information, then Consultant shall provide CareView with prompt written notice of such requirement and cooperate if requested with CareView in efforts to resist disclosure or to obtain a protective order or similar remedy. Subject to the foregoing if Confidential Information is required by Legal Process to be disclosed, then Consultant may disclose such Confidential Information but shall not disclose any Confidential Information for a reasonable period of time, unless compelled under imminent threat of penalty, sanction, contempt citation or other violation of law, in order to allow CareView time to resist disclosure or to obtain a protective order or similar remedy. If Consultant discloses any Confidential Information, then Consultant shall disclose only that portion of the Confidential Information which, in the opinion of counsel, is required by such Legal Process to be disclosed. Upon termination of this Agreement, Consultant shall return to CareView all Confidential Information in tangible form (including but not limited to electronic files) in its possession.

    As used herein, “Confidential Information” shall mean any information regarding CareView and/or its affiliates (whether written, oral or otherwise), received or obtained before, on or after the date hereof, product design, specification or other technical information, manufacturing or other process information, financial information, customer information, general business information, or market information, whether or not marked or designated as “Confidential”, “Proprietary” or the like, in any form, including electronic or optical data storage and retrieval mechanisms, and including all forms of communication, including but not limited to physical demonstrations, in-person conversations and telephone conversations, e-mail and other means of information transfer such as facility tours, regardless of whether any such information is protected by applicable trade secret or similar laws, and including any work product of Consultant. The term “Confidential Information” shall not include information which: (i) is or becomes generally available to the public other than as a result of the disclosure by Consultant or another person bound by a confidentiality agreement with, or other legal or fiduciary or other obligation of secrecy or confidentiality to, the CareView or another party with respect to such information; or (ii) becomes available to Consultant from a source other than the CareView or any of its directors, officers, employees, agents, affiliates, representatives or advisors, provided that such source is not bound by a confidentiality agreement with, or other legal or fiduciary or other obligation of secrecy or confidentiality to, CareView or another party with respect to such information.

       12.  Inventions. Consultant shall, during and subsequent to the term of this Agreement, communicate to CareView all inventions, designs or improvements or discoveries relating to the System, CareView or its business conceived during the term of this Agreement, whether conceived by Consultant alone or with others and whether or not conceived on CareView’s premises (“CareView Inventions”). Consultant shall be deemed to have assigned to CareView, without further consideration or compensation, all right, title and interest in all CareView Inventions. Consultant shall execute and deliver such documentation as may be requested by CareView to evidence such assignment. Consultant shall also execute and deliver such documentation and provide CareView, at CareView’s expense, all proper assistance to obtain and maintain in any and all nations, patents for any CareView Inventions or vest CareView or its assignee with full and exclusive title to all such patents.

       13. Copyrights. All material produced by Consultant relating to CareView or its business during the term of this Agreement, whether produced by Consultant alone or with others and whether or not produced on CareView’s premises or otherwise, shall be considered work made for hire and property of CareView (“CareView Copyrights”). Consultant shall execute and deliver such documentation as may be requested by CareView to evidence its ownership of all CareView Copyrights. Consultant shall also execute and deliver such documentation and provide CareView, at CareView’s expense, all proper assistance to secure for CareView and maintain for CareView’s benefit all copyrights, including any registrations and any extensions or renewals thereof, on all CareView Copyrights, including any translations.

       14. No Raid; Non-Competition. The Consultant agrees that he will not, for a period of twenty-four (24) months following termination of this Agreement, for any reason whatsoever, do any of the following:

(a)
Solicit, entice, persuade, encourage and otherwise induce any person that was a customer of CareView (whether or not the Consultant provided services for such customer) at any time during the term of this Agreement (i) to refrain from purchasing products manufactured or sold by CareView or any of its affiliates or using the services of CareView or any of its affiliates or (ii) to purchase products and services available from CareView or any of its affiliates from any person or entity other than CareView or any of its affiliates;

(b)
Solicit, entice, persuade, encourage or otherwise induce any employee of CareView (including any of its subsidiaries or affiliates) to terminate such employment or to become employed by any person or entity other than CareView (other than a general public advertisement); or

(c)
Own, manage, control or perform services for or participate in ownership, management or control, or be employed or engaged by or otherwise affiliated or associated with (as an employee, consultant, independent contractor, director, agent, or otherwise) with any other corporation, partnership, proprietorship, firm, association or other business entity in the world that manufactures or sells any product that competes with or is a substitute for any product manufactured or sold by CareView on the date of termination of this Agreement (collectively, “Compete”); provided, however, that the Consultant may own up to one percent (1%) of any class of publicly traded securities of any such entity. Notwithstanding the foregoing, the Consultant may Compete if, and only if, the aggregate annual revenue contributed by all competitive or substitute products to such other entity is not greater than five percent (5%) of such entity’s total annual revenue and the Consultant does not have any direct management responsibility for such competitive or substitute products manufactured or sold by such other entity. For purposes of this Paragraph 14.c, the term “direct management responsibility” means that the management of the manufacture or sale of competitive or substitute products comprises a material part of the Consultant’s duties.

       15. Miscellaneous

       (A) Assignability. Unless otherwise agreed to in writing by both parties hereto, the rights, obligations and benefits established by this Agreement shall be non-assignable by either of the parties hereto and any such attempt of assignment shall be null and void and of no effect whatsoever.

       (B) Entire Agreement. This Agreement contains the entire agreement of the parties regarding the subject matter hereof, and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

       (C) Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the other party.

       (D) Construction of Language. The language used in this Agreement shall be construed as a whole according to its fair meaning, and not strictly for nor against either party.

       (E) Captions and Headings. The paragraph headings throughout this Agreement are for convenience and reference only, and shall in no way be deemed to define, limit or add to the meaning of any provision of this Agreement.

       (F) Recitals The above Recitals shall be considered contractual and a material part of this Agreement.

       (G) State Law. The laws of the State of Texas shall govern this Agreement, its interpretation and its application. Venue of any lawsuit involving this Agreement or the performance thereof shall be in the appropriate court in Denton County, Texas.

       (H) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Execution and delivery of this Agreement by exchange of facsimile copies bearing facsimile signature of a party shall constitute a valid and binding execution and delivery of this Agreement by such party. Such facsimile copies shall constitute enforceable original documents.

       (I) Costs. In the event of any legal proceeding between the parties to enforce or defend the terms and rights set forth in this Agreement, the prevailing party or parties shall be paid all reasonable costs of such legal proceeding, including but not limited to, attorneys’ fees by the other party or parties.

       (J) Notices and Waivers. Any notice or waiver required or permitted to be given by the parties hereto shall be in writing and shall be deemed to have been given, when delivered, 3 business days after being mailed by certified or registered mail to the following addresses:

       (K)

To Consultant:	To the CareView:

Donald Shirley	Sam Greco, CEO
Foundation Medical, LLC	CareView Communications, Inc.
1122nLady Street	405 State Highway 121 Bypass,
Suite 910	Suite B-240, Lewisville, Texas
Columbia, SC 29201	75067

       (L) Survival. The provisions of paragraphs 8 through 15 shall survive the termination or expiration of this Agreement.

    IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the day and year first above written notwithstanding the actual date of signatures.

Foundation Medical, LLC		CareView Communications, Inc.

By:	/s/ Donald Shirley	By:	Sam Greco
	Donald Shirley,		Sam Greco, CEO
Managing Member

Donald Shirlely
Donald Shirley

Schedule A to the Sales Consulting Agreement by and between CareView Communications, Inc., a Nevada corporation, Foundation Medical, LLC, a South Carolina limited liability CareView and Donald Shirley

The CareView System™ Services and Products

Schedule B to the Sales Consulting Agreement by and between CareView Communications, Inc., a Nevada corporation, Foundation Medical, LLC, a South Carolina limited liability CareView and Donald Shirley

List of Designated Hospitals

1	HMA-Riverview RMC	AL
2	HMA-Stringfellow Memorial	AL
3	Baptist Health	AR
4	HMA-Summit MC	AR
5	Saline-Saline Memorial Hospital	AR
6	HMA-Sparks RMC	AR
7	HMA-Shands Live Oak	FL
8	HMA-Physicians Regional - Pine Ridge	FL
9	HMA-Venice RMC	FL
10	HMA-Lower Keys MC	FL
11	HMA-Highlands RMC	FL
12	HMA-Santa Rosa MC	FL
13	HMA-Shands Starke	FL
14	HMA-Shands Lake Shore	FL
15	HMA-Peace River RMC	FL
16	HMA-Bartow RMC	FL
17	HMA-Brooksville	FL
18	HMA-Charlotte RMC	FL
19	HMA-Lehigh RMC	FL
20	HMA-Pasco RMC	FL
21	HMA-Sebastian River MC	FL
22	HMA-Spring Hill Regional	FL
23	HMA-St. Cloud RMC	FL
24	HMA-Wuesthoff MC - Melbourne	FL
25	HMA-Wuesthoff MC - Rockledge	FL
26	HMA-Physicians Regional - Collier	FL
27	HMA-Seven Rivers RMC	FL
28	HMA-Heart of Florida RMC	FL
29	HMA-Walton RMC	GA
30	HMA-Barrow RMC	GA
31	HMA-East Georgia RMC	GA
32	HMA-Paul B. Hall RMC	KY
33	HMA-Natchez Community	MS
34	HMA-Northwest MS RMC	MS
35	HMA-Tri-Lakes Medical Center	MS
36	HMA-Biloxi RMC	MS
37	HMA-Central MS MC	MS

38	HMA-Madison River Oaks MC	MS
39	HMA-Gilmore Memorial RMC	MS
40	HMA-Crossgates River Oaks	MS
41	HMA-Woman’s Hospital	MS
42	HMA-River Oaks	MS
43	HMA-Davis RMC	NC
44	HMA-Lake Norman RMC	NC
45	HMA-Sandhills RMC	NC
46	Palmetto Health Baptist Hospital	SC
47	HMA-Chester RMC	SC
48	HMA-Carolina Pines	SC
49	HMA-Jefferson Memorial Hospital	TN
50	HMA-LaFollette Medical Center	TN
51	HMA-St. Mary’s MC of Scott County	TN
52	HMA-Newport Medical Center	TN
53	HMA-Turkey Creek Medical Center	TN
54	HMA-North Knoxville Medical Center	TN
55	HMA-Physicians Regional - Knoxville	TN
56	HMA-Harton RMC	TN
57	HMA-University MC	TN
58	Tenet-St. Francis Hospital	TN
59	HMA-Jamestown RMC	TN

Schedule C to the Sales Consulting Agreement by and between CareView Communications, Inc., a Nevada corporation, Foundation Medical, LLC, a South Carolina limited liability CareView and Donald Shirley

List of Target Hospitals

Schedule D to the Sales Consulting Agreement by and between CareView Communications, Inc., a Nevada corporation, Foundation Medical, LLC, a South Carolina limited liability CareView and Donald Shirley

Sales Commissions

Consultant will receive Commissions on receipt by CareView of revenue as follows:

Five (5) Year Contracts

Year 1	10%
Year 2	8%
Year 3	7%
Year 4	5%
Year 5	3%

Three (3) Year Contracts

Year 1	6%
Year 2	4%
Year 3	2%

All commissions will only be earned in accordance with Article 3.